UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 4, 2016

Commission File Number:  001-35300

UBIQUITI NETWORKS, INC.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0097377
(IRS Employer Identification No.)

2580 Orchard Parkway, San Jose, California 95131
(Address of principal executive offices)

408-942-0385
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2016, the Board of Directors (the "Board") of Ubiquiti Networks, Inc. (the "Company") appointed Michael E. Hurlston to the Board effective August 4, 2016. Mr. Hurlston was appointed as a Class I member of the Board and is expected to serve as a member of the Audit Committee and Nominating and Governance Committee, and as the chairman of the Compensation Committee. Mr. Hurlston is Senior Vice President and General Manager, Wireless Communications and Connectivity Division at Broadcom Limited, a leading developer and supplier of a broad range of semiconductor solutions.

The Board has determined that Mr. Hurlston is an independent director under the applicable NASDAQ listing rules and will be entitled to compensation as a non-employee director in accordance with the Company's non-employee director compensation practices described under the heading "Directors' Compensation" in the Company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 27, 2015.

There is no understanding or arrangement between Mr. Hurlston and any other person or persons with respect to his election as a director and there are no family relationships between Mr. Hurlston and any other director or executive officer or person nominated or chosen by the Company to become a director or executive officer. Mr. Hurlston will be a party to the Company's standard form Director Indemnification Agreement. Mr. Hurlston does not have any material interest in any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBIQUITI NETWORKS, INC.

Date:   August 10, 2016
By:	/s/ Robert J. Pera

Name: Robert J. Pera
Title: Chief Executive Officer